UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

December 1, 2005

TGC INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-32472	74-2095844
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1304 Summit Ave., Ste 2

Plano, TX  75074

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (972) 881-1099

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Promissory Note

On December 1, 2005, TGC Industries, Inc. (the “Company”) entered into a promissory note (the “Note”) with General Electric Capital Corporation (“GECC”) to finance the purchase of certain ARAM ARIES seismic recording equipment (the “Equipment”) and training.  The Note is for the principal sum of $3,791,338, which will be repaid in thirty-six monthly principal payments of $105,315 with the final payment equal to the total outstanding unpaid principal.  In addition to the principal payments, accrued interest will also be payable on all payment dates. Interest on the unpaid principal balance will accrue at a fixed simple interest rate of 7.78% per annum.  The Note also provides for a pre-payment penalty equal to 2% of the original principal amount in the first year with no pre-payment penalties in the second and third years of the Note.

In connection with the Note, the Equipment will be added to the Master Security Agreement dated October 22, 2004, between the Company and GECC, which secures the Note and the other indebtedness between the parties.  The Company also entered into a Cross-Collateral and Cross-Default Agreement (the “Agreement”) with GECC on December 1, 2005, which provides that all of the assets in which GECC has a security interest shall secure the payment and performance of all the liabilities between the parties and that such security interest shall not terminate until all indebtedness between the Company and GECC is paid in full and fully satisfied.  The Agreement also provides that a default under any of the notes, security agreements or other agreements between the Company and GECC will result in a default on all the notes, security agreements and other agreements between the Company and GECC.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

See Item 1.01 “Entry into a Material Definitive Agreement – Promissory Note.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TGC INDUSTRIES, INC.

Date: December 7, 2005	By:	/s/ Kenneth W. Uselton
Kenneth W. Uselton
Secretary, Treasurer and Chief Financial Officer